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                                 [LETTERHEAD]


FOR IMMEDIATE RELEASE
                                                    CONTACT: MICHAEL E. PEPPEL
                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                                                  937-291-8045
                                                           mpeppel@mcsinet.com

  MIAMI COMPUTER SUPPLY CORPORATION ANNOUNCES THE CLOSING OF THE DEFINITIVE
         MERGER AGREEMENT WITH DREHER BUSINESS PRODUCTS CORPORATION

DAYTON, OH  - DECEMBER 15, 1998 -  Miami Computer Supply Corporation (NASDAQ:
MCSC), a leading distributor of computer supplies and audio-visual presentation products, today announced that it has closed the definitive merger agreement with Dreher Business Products Corporation, an $80 million (annual revenues) distributor of computer supplies, headquartered in Cleveland, Ohio with offices in Columbus and Cincinnati, Ohio and Pittsburgh, Pennsylvania.

     Miami Computer Supply Corporation went public in November of 1996. Since the IPO, Miami Computer Supply has increased the number of its sales personnel from 53 to 308 and its annual sales from $107.4 million as of December 31, 1997 to a pro forma annualized 12 month run rate of over $550 million (including this transaction).

     Miami Computer Supply Corporation is a distributor of computer and office automation supplies and accessories and audio-visual presentation products throughout the United States and in certain foreign countries. Miami Computer Supply Corporation distributes over 1,800 core products primarily to middle market and smaller companies and to governmental, educational, and institutional customers, including federal, state and local governmental agencies, universities and hospitals and, to a lesser extent, to computer supply dealers. The Company sells primarily nationally known, name-brand products manufactured by approximately 500 original equipment manufacturers, including Hewlett-Packard, Lexmark, Imation and Canon for computer supplies, and Sharp, Epson, Sony and Proxima for audio-visual presentation products and Intel Team Station video conferencing products. Additional information regarding the Company can be obtained at http://www.mcsinet.com.

          The matters discussed in this press release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of the Company, the occurrence of which involve risks and uncertainties which include, but are not limited to, general economic conditions, industry trends, actions of competitors, the Company's ability to manage its growth, factors relating to its acquisition/merger strategy,


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Dreher Press Release
December 15, 1998
Page 2


actions of regulatory authorities, restrictions imposed by its debt arrangements, dependence upon key personnel, dependence upon key suppliers, customer demand, risks relating to international operations, dependence on its computer systems and other factors. A complete description of those factors, as well as other factors which could affect the Company's business, is set forth in the Company's Form 10-K for the year ended December 31, 1997, and its Form 10-Q for the nine months ended September 30, 1998.

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